Exhibit 10.11
MEMORANDUM OF UNDERSTANDING
THIS MEMORANDUM OF UNDERSTANDING (“MOU”) is made between Mark Kornfilt (“Executive”) and Vimeo, Inc. (“Vimeo” or the “Company”) as of February 24, 2023 (the “Effective Date”).
WHEREAS, Executive is presently President of the Company;
WHEREAS, Executive and the Company are parties to a letter agreement dated as of May 4, 2022 (the “Letter Agreement”);
WHEREAS, Executive has tendered his voluntary resignation to the Company effective March 31, 2023;
WHEREAS, the parties desire to have Executive serve as an advisor to the Company’s Board of Directors (“Board”) following his departure from the Company and to make other arrangements concerning Executive’s departure from the Company as set forth below,
NOW, THEREFORE, for good and valuable consideration, including the mutual promises made below, the parties agree as follows:
1.Resignation. Executive hereby submits, and the Company accepts, Executive’s voluntary resignation as the Company’s president as documented by the resignation letter set forth in Schedule A hereto. Executive’s resignation from the Company and each subsidiary thereof shall be effective as of March 31, 2023 (the “Separation Date”). Except as otherwise provided in this MOU, the Separation Date shall be the end or termination date for the purposes of all benefit plans and equity awards applicable to Executive. Executive and the Company agree and acknowledge that Executive’s decision to leave the Company is neither a termination by the Company (for any reason) nor a resignation for “Good Reason” by Executive (as defined in the Letter Agreement).
2.Retention as Board Advisor. The parties shall separately enter into an agreement whereby the Company shall retain Executive as an advisor to the Board beginning on April 1, 2023.
3.Acceleration of RSU Award. In view of Executive’s prior contributions and in exchange for the releases granted pursuant to Section 4 below, and notwithstanding anything in the Company’s 2021 Stock and Annual Incentive Plan (the “Plan”) or Notice of Award of Restricted Stock Units to the contrary, the Board, in conjunction with the Committee that administers the Plan, has determined to accelerate the vesting of Executive’s 2021 award of 344,316 restricted stock units (“RSUs”) without conditions precedent or subsequent to Executive’s Release Date of any nature or description. Acceleration of such RSUs shall take place on the first business day after Executive provides the release required by Section 5(b)

below. Settlement of the RSUs shall occur promptly thereafter and in accordance with the Company’s standard procedures for settling RSU awards upon vesting.
4.Extension of Time to Exercise SARs. Pursuant to the “Equity” paragraph of the Letter Agreement, Executive has eighteen (18) months following the Separation Date (i.e., until September 30, 2024) to exercise any vested Vimeo stock appreciation rights (“SARs”) or Vimeo stock options held by Executive. Any vested SARs or options not exercised by such date will be forfeited. Company agrees that Executive has satisfied the condition precedent set forth in the “Equity” paragraph of the Letter Agreement and, notwithstanding anything in the Plan or Notice of Award of SARS to the contrary, waives any conditions subsequent.
5.Release. (a) Executive hereby provides the release set forth in Schedule B as of the Effective Date. (b) Executive further agrees to execute the same form of release (updated to release claims through the Separation Date) on or within three (3) business days after the Separation Date (the “Release Date”).
6.Continuing Obligations. Executive shall continue to comply with the confidentiality obligations and restrictive covenants set forth in the Letter Agreement and the Company’s Confidentiality and IP Agreement set forth in Schedule C. For clarity, the post-employment period of any restrictive covenants shall commence on the Separation Date.
7.Indemnification. For the avoidance of doubt, the indemnification provisions provided for officers or directors of the Company in Article VIII of the Company’s Amended and Restated Certificate of Incorporation and Article XII of the Company’s by-laws shall apply to Executive with respect to Executive’s time served as an officer of the Company.
8.General. This MOU shall be governed by the laws of the State of New York without regard to conflicts of laws principles. Any dispute arising out of this MOU or Executive’s former employment shall be maintained in the state or federal courts located in New York County, New York. Such courts have exclusive jurisdiction over the dispute. If the dispute is brought in New York state court, the parties agree that the matter shall be maintained in the Commercial Division of the New York Supreme Court. In any lawsuit, the parties waive any right to a trial by jury. This MOUis binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns. This MOU sets forth the complete understanding of the parties relating to the subject matter thereof and supersedes all prior negotiations, understanding, and agreements relating to such subject matter.

AGREED AND ACCEPTED:
EXECUTIVE:

By: /s/ Mark Kornfilt
Mark Kornfilt

VIMEO, INC.
By: /s/ Anjali Sud
    Name: Anjali Sud
    Title: Chief Executive Officer

Schedule A: Resignation Letter

February 24, 2023

Anjali Sud
Vimeo, Inc.
330 West 34th Street, 5th Floor
New York, New York 10001
Dear Anjali,
I hereby tender my resignation (i) as President of Vimeo, Inc. (the “Company”), and (ii) as to any and all other positions I may hold, whether as an officer and/or director, of any of the Company’s subsidiaries, effective as of March 31, 2023.
Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, the Company’s Board of Directors (the “Board”) or any committee of the Board.

Sincerely, /s/ Mark Kornfilt Mark Kornfilt

cc:     Michael A. Cheah, General Counsel & Secretary

Schedule B: Release
In exchange for the consideration set forth in the foregoing Memorandum of Understanding (“MOU”), MARK KORNFILT (“You”) hereby grants the following release:
    1.    In exchange for the consideration set forth in the MOU, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge VIMEO, INC. and VIMEO.COM, INC. (collectively, the “Company”) and their affiliates, divisions, branches, predecessors, successors, assigns, and its and their past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) from all forms of legal claims of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Effective Date. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Releasees, for any alleged action, inaction or circumstance existing or arising through the Effective Date.
    2.    Without limiting the foregoing general waiver and release, you specifically waive and release the Releasees from any Claim arising from or related to your current employment relationship with the Company or the termination thereof, including, without limitation:
(a)    Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order prohibiting discrimination, retaliation, or harassment based upon any protected status including, without limitation, race, national origin, age, religion, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, COBRA, and any similar state or local statute or ordinance.
(b)    Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to any other terms and conditions of employment, including but not limited to the Fair Labor Standards Act, and any other state or local equivalent.
(c)    Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
(d)    Any other Claim arising under local, state or federal law.

3.    Notwithstanding the foregoing, this paragraph does not release the Releasees from (a) any claim to enforce the MOU; (b) any claims for indemnification obligations by the Company; (c) the Company’s obligation to pay your last paycheck following the Separation Date in accordance with applicable law; (d) any right of reimbursement with respect to expenses that you submitted before the Separation Date that are reimbursable pursuant to the Company’s expense policies; or (e) any rights with respect to vested equity under the Equity Plan and any award notices made pursuant thereto (as modified by the MOU). Further, your releases do not apply to any claims that cannot be waived or released as a matter of law under applicable, federal, state, or local laws, including without limitation unemployment and workers’ compensation claims or rights to receive any governmental bounties. However, you acknowledge and agree that you do not have any work-related injuries or occupational diseases.

4.    Consistent with the provisions of federal, state, and local discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalents, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalents. Further, nothing in this release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this release constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under the MOU in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

By: /s/ Mark Kornfilt
Mark Kornfilt

Schedule C
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
    I understand and agree that, as a condition of my employment with Vimeo.com, Inc. (the "Company"), I have an obligation to maintain the confidentiality of the Company’s Proprietary Information (as described and defined below), while at the same time preserving the confidentiality of any other existing employers or third parties for whom I may perform employment or other services. As used in this Agreement, “the Company” refers to Vimeo.com, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for the Company or any other subsidiary or affiliated company of the Company. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time during the term of my employment from one subsidiary or affiliate of the Company to another.
I have reviewed the agreement below and have had the opportunity to consider the terms thereof and seek legal counsel regarding the same.

1.Nondisclosure.
1.1Recognition of Company's Rights; Nondisclosure. At all times during and after my employment with the Company, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my employment for the Company. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my employment at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in Proprietary Information and recognize that all Proprietary Information is the sole property of the Company and its assigns.
1.2Proprietary Information. The term "Proprietary Information" means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, systems, methods, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees of the Company; (d) information regarding Company end users; (e) information disclosed by the Company’s affiliates, businesses, partners, customers and contractors pursuant to confidentiality agreements; and (f) information which I develop or learn during the course of my employment with the Company. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of this information and to use it only for certain limited purposes. During and after my employment, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my employment with the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4No Improper Use of Information of Existing or Prior Employers and Others. During my
employment, I will not improperly use or disclose any confidential information or trade secrets, if any, of any existing or former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any existing or former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. I represent and warrant that I have returned all property and confidential information (other than my personal compensation and benefits information) belonging to all prior employers.
1.5Defend Trade Secrets Act Information. I understand that, notwithstanding the foregoing limitations on the disclosure of trade secrets, I may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a proceeding against the Company in connection with my report of a suspected legal violation, I may disclose the trade secret to the attorney representing me and use the trade secret in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
2.Assignment of Inventions.
2.1Proprietary Rights. The term "Proprietary Rights" means all trade secret, patent, copyright, mask work, moral rights and all other intellectual property and industrial rights throughout the world.
2.2Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment for the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached to this Agreement a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list these Prior Inventions in Exhibit A but am only to disclose a cursory name for each invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to the inventions has not been made for that reason. A space is provided on Exhibit A for this purpose. If no disclosure is attached, I represent and warrant that there are no Prior Inventions. If, in the course of my employment for the Company, I incorporate a Prior Invention into a Company product, process or machine, I hereby grant the Company, and the Company has and will have, a nonexclusive, royalty-free, fully paid up, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, have modified, use, have used, sell and have sold the Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below) without the Company's prior written consent.
2.3Assignment of Inventions. Subject to Section 2.5, I hereby assign and agree to assign in the future (when any Inventions or Proprietary Rights are first conceived, developed, reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), free and clear of all liens and encumbrances, whether or not patentable or registrable under copyright, patent or similar statutes, developed, made, conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions." To the extent I have any rights in any Company Inventions that cannot be so assigned, including without limitation any moral rights, I unconditionally and irrevocably waive all such rights.
2.4Obligation to Keep Company Informed. During my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others and I will promptly disclose to the Company all patent applications filed by me or on my behalf.
2.5Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
2.6Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment for the Company and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.7Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver documents and perform other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Proprietary Rights and the assignment of Proprietary Rights. In addition, I will execute, verify and deliver assignments of Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on the assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights I assign to the Company.
3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during my employment for the Company. These records will be available to and remain the sole property of the Company at all times.
4.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and employment with the Company does not and will not breach any other agreement to keep in confidence information acquired by me. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.
5.Reserved.
6.Return of Company Documents. When my employment with the Company terminates (or at any earlier time upon the Company’s request), I will deliver to the Company, and I will not retain, any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I agree to delete all Company Inventions, Third Party Information or Proprietary Information of the Company from the hard drive of any computer that I retain after termination of my employment. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
7.Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary

Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8.Notices. Any notices required or permitted under this Agreement must be given to the appropriate party at the address specified below or at another address as the party may specify. The notice will be deemed given upon personal delivery to the appropriate address, upon confirmation of receipt if by overnight courier/mail or facsimile, or if sent by certified or registered mail, on the date of confirmed delivery of the mailing.
Mark Kornfilt Address:by mail at 7 Avenue Gaspard-Vallette, 1206 Geneva, Switzerland; and by email at markk03@gmail.com.
Vimeo: By email at legal@vimeo.com and by mail at Vimeo.com Inc., Attn Legal, 330 West 34th Street, 5th Floor, New York, New York 10001.
9.General Provisions.
9.1Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law rules. Any dispute arising under this Agreement shall be resolved in the federal and state courts located in New York County, New York, and I submit to the exclusive jurisdiction of such courts.
9.2Severability. In case one (1) or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. If one (1) or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law at the time.
9.3Employment Status. I understand that this Agreement is not an employment contract and does not in any way affect my status as an at-will employee of the Company.
9.4Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
9.5Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
9.6Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
9.7Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement will not be construed against any party by reason of the drafting or preparation of this Agreement.
9.8Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

Exhibit A
1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment for Vimeo.com, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company, and there are no other ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:
    ☐    No inventions or improvements.
    ☐    My inventions are:
        ________________________________________________________________________________________
        ________________________________________________________________________________________
        ________________________________________________________________________________________

    ☐    Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
        ________________________________________________________________________________________

    ☐    Additional sheets attached